Exhibit 99.1

Natural Grocers Announces Appointment of Todd Dissinger as Chief Financial Officer

Lakewood, CO., December 7, 2017 /PRNewswire/ -- Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced the appointment of Todd Dissinger as Chief Financial Officer (CFO), effective January 1, 2018. Mr. Dissinger will assume the CFO role from Sandra Buffa, who, as previously announced, will retire effective December 31, 2017.

Mr. Dissinger brings to his new role more than 30 years of finance and capital markets experience, an extensive background in financial planning and strategy and a deep knowledge of the retail industry. He has served as Vice President, Treasurer of Vitamin Cottage Natural Food Markets, Inc., Natural Grocers’ operating subsidiary, since August 2015. From 1997 to August 2015, Mr. Dissinger served as Senior Vice President – Treasurer, Risk Management and Credit at The Bon-Ton Stores, Inc., a department store chain. In that position, his responsibilities included managing Bon-Ton’s capital structure strategies, credit arrangements, treasury operations, financial forecasting and risk management. Prior to 1997, Mr. Dissinger had an extensive career in banking, including serving as Vice President – Senior Relationship Manager with PNC Bank. Mr. Dissinger holds BS and MBA degrees from Widener University.

“Todd’s extensive public company finance experience, along with his understanding of Natural Grocers and strong background in the retail sector, are an ideal fit for Natural Grocers as the company continues to grow,” said Kemper Isely, Natural Grocers’ Chairman and Co-President. “He brings a rigorous and proactive approach to the CFO role, combined with strong management and strategic skills.”

Mr. Isely continued: “I want to thank Sandra Buffa for the excellent job she has done as Natural Grocers’ CFO since joining the company in 2008. Her dedication, professionalism and tireless efforts have been a key element of Natural Grocers’ successful growth strategy.”

Mr. Dissinger will report directly to Mr. Isely and will oversee Natural Grocers’ finance, accounting, treasury, financial planning and analysis, investor relations, project management office, internal audit and tax functions.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 141 stores in 19 states.

Visit www.NaturalGrocers.com for more information and store locations. Follow Natural Grocers on Facebook at www.Facebook.com/NaturalGrocers. Follow Natural Grocers on Twitter at www.Twitter.com/NaturalGrocers.

Investor Contact:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com